EXHIBIT 23-b



                             CONSENT OF INDEPENDENT ACCOUNTANTS



    We consent to the inclusion of our report dated February 27, 1997, on our audit of the consolidated financial statements of Pacific Bell for the year ended December 31, 1996, which report is included in this Annual Report on Form 10-K.

    We also consent to the incorporation by reference in the Registration Statement (Form S-3, No. 333-37513) of Pacific Bell and in the related Prospectus of our report dated February 27, 1997, on our audit of the consolidated financial statements of Pacific Bell for the year ended December 31, 1996, which report is included in this Annual Report on Form 10-K.




                                            PRICEWATERHOUSECOOPERS LLP



San Francisco, California
March 8, 1999